Stewart Reports Financial Results for the Third Quarter 2012

- Net earnings increased $30.2 million (663 percent) to $34.7 million

- Earnings per diluted share increased $1.23 (559 percent) to $1.45

- Pretax margin improved to 7.6 percent from 1.8 percent in the prior year quarter

- Title loss rate declined to 7.3 percent from 9.0 percent in the prior year quarter

- On a year-to-date basis, the $199.6 million increase in revenues yielded a $55.6 million increase in pretax earnings, an incremental margin of 27.9 percent

HOUSTON, Oct. 25, 2012 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported a 663 percent increase in net earnings attributable to Stewart to $34.7 million, or $1.45 per diluted share, for the third quarter ended September 30, 2012 compared to net earnings of $4.5 million, or $0.22 per diluted share, for the third quarter ended September 30, 2011. For the first nine months of 2012, net earnings attributable to Stewart of $47.4 million, or $2.04 per diluted share, represent an improvement of $47.2 million over the same period in 2011.

Total revenues for the third quarter 2012 were $520.7 million, an increase of $102.2 million, or 24.4 percent, from $418.5 million for the third quarter 2011. Revenues from our title operations increased $77.9 million, or 19.9 percent, to $470.7 million in the third quarter 2012 compared to the third quarter 2011. Revenues from services provided by the real estate information (REI) segment increased 91.6 percent to $43.1 million in the third quarter 2012 compared to the third quarter 2011.

Cash provided by operations improved substantially in the third quarter 2012 to $37.5 million compared to $1.6 million in the third quarter 2011.

"We are pleased that the momentum of the second quarter 2012 has continued through the end of the third quarter 2012, resulting in much improved earnings per share for both the third quarter and year-to-date periods of 2012 when compared to the same periods in 2011," said Matthew W. Morris, chief executive officer. "We continue to focus on our strategic initiatives and expect the benefits of more scalable operations to be sustained. Order counts coming into the third quarter were strong, and continued to be so throughout the quarter, resulting in our 7.3 percent sequential increase in title operating revenues and much stronger 40.7 percent increase in title pretax results for the third quarter 2012 when compared to the second quarter 2012. These results underscore our improved operating leverage resulting from a focus on consolidation and cost management of our back office operations as well as an emphasis on increasing remittance rates, improving the quality of our independent title agency network and reducing title claims. We are encouraged by the ongoing improvement in our title loss experience, leading to a reduction in our claims provisioning rate on policies issued in the third quarter," added Morris.

"Comparing the third quarter 2012 to 2011, we continue to experience solid growth in revenues from services provided by our REI segment. This growth in revenues was achieved with no reduction in margins, as the pretax margin for this segment remained in excess of 30 percent."

"Overall results for the third quarter 2012 improved to a pretax profit of $39.4 million versus a pretax profit of $7.7 million in the prior year quarter. In the first nine months of 2012, we achieved a pretax profit of $62.7 million compared to a pretax profit of $7.0 million for the same prior year period. We are encouraged by our third quarter results and by higher than typical order counts as we enter the fourth quarter which is historically a slower period for residential transactions. However, we continue to monitor industry projections that call for a decline in mortgage originations sequentially for the fourth quarter 2012 and for the full year 2013. Consequently, we will maintain our focus on simplifying and aligning our operations to more rapidly adapt our production costs to market fluctuations," concluded Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Third Quarter		Nine Months
	2012	2011	2012	2011 (a)

Total revenues	$520.7	$418.5	$1,389.4	$1,189.8
Pretax earnings before noncontrolling interests	39.4	7.7	62.7	7.0
Income tax expense (b)	2.3	1.4	8.3	2.6
Net earnings attributable to Stewart	34.7	4.5	47.4	0.2
Net earnings per diluted share attributable to Stewart	1.45	0.22	2.04	0.01

a.	The nine months ended September 30, 2011 includes a $3.9 million charge relating to a loan guarantee obligation.
b.

Income tax expense for the periods presented primarily relates to taxes in foreign jurisdictions for our profitable international operations and on entities not included in our consolidated returns. We did not recognize income tax expense on our profitable domestic operations as a result of the utilization of net operating loss carry forwards.

Total title revenues in the third quarter 2012 increased 20.6 percent and 7.8 percent compared to the same quarter last year and sequentially from the second quarter 2012, respectively. Revenues from direct operations for the third quarter 2012 increased 15.0 percent and 0.8 percent compared to the same quarter last year and sequentially from the second quarter 2012, respectively. Revenues from commercial transactions, which are included in direct operations, increased 7.9 percent in the third quarter 2012 compared to the same quarter last year and decreased 1.8 percent sequentially from the second quarter 2012. International operating revenues, which are also included in direct operations, increased 5.1 percent in the third quarter 2012 compared to the same quarter last year and increased 3.6 percent sequentially from the second quarter 2012.

Opened title orders in direct operations improved significantly over the prior year period, posting an increase of 10.2 percent from the third quarter 2011 and were consistent with the second quarter 2012. Title orders closed per workday in direct operations increased 18.1 percent and 3.0 percent from the third quarter 2011 and the second quarter 2012, respectively. Title revenue per closed order in direct operations decreased 2.0 percent for the third quarter 2012 compared to the third quarter 2011 as a result of a higher proportion of refinance transactions, somewhat offset by more commercial orders. Although industry-wide order counts continue to be influenced by refinancing activity driven by historically low interest rates, our overall proportion of orders in the third quarter from refinancing transactions was lower than industry averages, which we expect will result in less volatility in future revenues as refinancing transactions retract.

Independent agency revenues increased 23.3 percent and 12.1 percent from the third quarter 2011 and second quarter 2012, respectively. We began the process of vetting our network of independent agencies several years ago with the emphasis on managing for quality and profitability. Since 2008, our average annual remittance rate per independent agency has increased more than 85 percent while we have reduced the number of independent agencies in our network by approximately half. In addition, remittance rates improved to 17.7 percent in the third quarter 2012 compared to 17.5 percent in the prior year quarter. Further, the policy loss ratio of our current independent agency network for the trailing twelve months ended September 30, 2012 is less than one-third of its level in the comparable 2008 period.

REI revenues increased 91.6 percent and 6.4 percent from the third quarter 2011 and second quarter 2012, respectively. REI pretax earnings increased $6.9 million in the third quarter 2012 to $14.4 million (33.4 percent margin), from $7.5 million (33.5 percent margin) in the third quarter 2011, while increasing 6.8 percent sequentially from $13.5 million (33.3 percent margin) in the second quarter 2012. Our growth in revenue in the REI segment over the last two quarters has been the result of loss mitigation projects awarded in late 2011 and early 2012. These projects have matured and we expect revenues from them to decline throughout 2013. As the real estate market recovers, the distressed servicing projects will naturally retrench; consequently, the REI segment has developed service offerings and is pursuing contracts to take advantage of the recovery. We expect these service offerings to be more sustainable over market cycles and margins to stabilize in the 20-25 percent range.

We continue to benefit from the improving real estate market, particularly in existing home sales, with the seasonally-adjusted annualized sales rate in the third quarter 2012 increasing 10.3 percent from the same quarter in 2011 and sequentially 3.2 percent from the second quarter this year. The cause of this increase is home prices. Median home prices increased 9.6 percent from the third quarter 2011 and sequentially 2.5 percent from the second quarter 2012. A 5 percent increase in home prices results in approximately a mid-3 percent increase in title premiums.

Record low interest rates and a modified HARP program have resulted in refinance lending increasing significantly, with third quarter 2012 lending increasing more than 55 percent from the same quarter in 2011 and sequentially more than 50 percent from the second quarter 2012. Lenders are now working through the backlog in refinance lending while dealing with down-sized staffing.

As a percentage of title revenues, title losses were 7.3 percent, 8.7 percent and 9.0 percent in the third quarter 2012, second quarter 2012 and third quarter 2011, respectively. Title losses decreased 1.9 percent on the 19.9 percent increase in title operating revenues when compared to the third quarter 2011, including adjustments in 2012 to certain large claims. As anticipated, our overall loss experience continued to improve relative to prior year periods and was generally in line with our actuarial expectations, which allowed us to lower the overall loss provisioning rate effective with policies issued in the third quarter. Cash claim payments in the third quarter 2012 decreased 20.7 percent from the third quarter 2011. Losses incurred on known claims decreased 14.7 percent compared to the third quarter 2011. The decline in cash claim payments and losses incurred on known claims continues a trend noted for several quarters.

Employee costs in the third quarter 2012 increased 20.8 percent from the third quarter 2011 and 5.5 percent sequentially from the second quarter 2012. As a percentage of total operating revenues, however, employee costs of 26.9 percent in the third quarter 2012 were comparable to the third quarter 2011 and second quarter 2012 levels. The increase in employee costs compared to last year is primarily related to increases both in our title operations due to increased open orders and in our REI operations as a result of staffing requirements to provide services under contracts awarded earlier this year. Employee costs in the title segment increased 10.9 percent over the third quarter 2011 to support the 19.9 percent increase in title operating revenues.

Other operating expenses increased by 6.7 percent in the third quarter 2012 compared to the third quarter 2011 and increased 1.1 percent from the second quarter 2012. As a percentage of total operating revenues, however, other operating expenses declined from 16.1 percent in the third quarter 2011 and 14.7 percent in the second quarter 2012 to 13.9 percent in third quarter 2012. The dollar increase from the third quarter 2011 and from the second quarter 2012 is primarily related to increases in variable costs due to higher revenues (principally outside search fees and premium taxes) as well as an increase in litigation-related accruals.

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Recognized in 2012 by Forbes® as one of the Most Trustworthy Companies in America, Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, and is dedicated to being the preferred real estate services provider. More information can be found at http://www.stewart.com/news.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF EARNINGS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended September 30		Nine months ended September 30
	2012	2011	2012	2011
Revenues:
Title insurance:
Direct operations	189,155	164,411	528,364	469,482
Agency operations	281,587	228,350	729,047	633,988
Real estate information	43,098	22,494	116,059	76,443
Investment income	3,669	4,287	10,204	12,029
Investment and other gains (losses) – net	3,232	(1,013)	5,766	(2,115)
	520,741	418,529	1,389,440	1,189,827
Expenses:
Amounts retained by agencies	231,765	188,355	601,327	524,103
Employee costs	138,236	114,461	397,559	348,973
Other operating expenses	71,202	66,717	206,493	190,093
Title losses and related claims	34,541	35,200	104,041	101,384
Depreciation and amortization	4,336	4,751	13,423	14,343
Interest	1,297	1,356	3,947	3,928
	481,377	410,840	1,326,790	1,182,824

Earnings before taxes and noncontrolling interests	39,364	7,689	62,650	7,003
Income tax expense	2,268	1,381	8,266	2,570
Net earnings	37,096	6,308	54,384	4,433
Less net earnings attributable to noncontrolling interests	2,428	1,766	6,962	4,244
Net earnings attributable to Stewart	34,668	4,542	47,422	189

Net earnings per diluted share attributable to Stewart	1.45	0.22	2.04	0.01
Average number of dilutive shares (000)	24,399	24,344	24,378	19,095

Segment information:
Title revenues	477,643	396,035	1,273,381	1,113,384
Title pretax earnings (loss) before noncontrolling interests	24,971	147	25,891	(27,482)

REI revenues	43,098	22,494	116,059	76,443
REI pretax earnings before noncontrolling interests	14,393	7,542	36,759	34,485

Selected financial information:
Cash provided (used) by operations	37,454	1,575	56,830	(4,935)
Title loss payments - net of recoveries	31,854	40,182	93,052	105,626
Other comprehensive earnings	7,762	4,423	12,220	6,414

Number of title orders opened (000):
July	38.5	28.6
August	39.4	37.6
September	33.6	35.0
	111.5	101.2

Number of title orders closed (000):	81.5	69.0

			September 30 2012	December 31 2011
Stockholders' equity			524,679	463,457
Number of shares outstanding (000)			19,353	19,304
Book value per share			27.11	24.01

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	September 30	December 31
	2012	2011
Assets:
Cash and cash equivalents	162,797	117,196
Cash and cash equivalents – statutory reserve funds	15,023	23,647
Total cash and cash equivalents	177,820	140,843

Short-term investments	37,052	33,137
Investments – statutory reserve funds	428,182	397,074
Investments – other	55,598	63,911
Receivables – premiums from agencies	45,462	47,351
Receivables – other	73,478	57,466
Allowance for uncollectible amounts	(13,308)	(16,056)
Property and equipment	55,220	56,437
Title plants	77,947	77,406
Goodwill	216,744	214,492
Intangible assets	7,400	8,693
Other assets	76,263	75,387

	1,237,858	1,156,141

Liabilities:
Notes payable	6,490	11,722
Convertible senior notes payable	64,644	64,513
Accounts payable and accrued liabilities	89,753	86,389
Estimated title losses	516,315	502,611
Deferred income taxes	35,977	27,449

	713,179	692,684

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	152,900	152,102
Retained earnings	331,519	284,097
Accumulated other comprehensive earnings	28,901	16,681
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	510,654	450,214
Noncontrolling interests	14,025	13,243
Total stockholders' equity	524,679	463,457

	1,237,858	1,156,141

CONTACT: Ted C. Jones, Director - Investor Relations, +1-713-625-8014